                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                         Oil States International, Inc.
--------------------------------------------------------------------------------
                              (Name of the Issuer)





                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                   678026-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)





                                February 8, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

CUSIP No. 678026-10-5
--------------------------------------------------------------------------------


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SCF-III, L.P.

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                              0
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                  21,825,275
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                       21,825,275
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  21,825,275
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  45.3%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

CUSIP No. 678026-10-5


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SCF-II, L.P.

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                              0
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                  21,825,275
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                       21,825,275
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  21,825,275
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  45.3%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

CUSIP No. 678026-10-5


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SCF-IV, L.P.

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                              0
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                   8,645,085
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                        8,645,085
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,645,085
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  17.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

CUSIP No. 678026-10-5


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SCF-IV, G.P., Limited Partnership

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                              0
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                   8,645,085
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                        8,645,085
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,645,085
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  17.9%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

CUSIP No. 678026-10-5


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  L.E. Simmons & Associates, Incorporated

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                              0
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                  30,470,360
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                       30,470,360
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,470,360
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  63.2%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------

CUSIP No. 678026-10-5


1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  L.E. Simmons

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------
NUMBER                     5        SOLE VOTING POWER
OF                                          1,350
SHARES                     --------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED                                  30,470,360
BY                         --------------------------------------------
EACH                       7        SOLE DISPOSITIVE POWER
REPORTING                                   1,350
PERSON                     --------------------------------------------
WITH                       8        SHARED DISPOSITIVE POWER
                                       30,470,360
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,471,710
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  63.2%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer:  Oil States International, Inc.

(b)      Address of Issuer's Principal Executive Offices:   Three Allen Center
                                                            333 Clay Street
                                                            Suite 3460
                                                            Houston, Texas 77002

ITEM 2.

(a) This Schedule is filed by: (i) L.E. Simmons, with respect to the shares of Common Stock directly owned by him, SCF-III, L.P. and SCF-IV, L.P.; (ii) L.E. Simmons & Associates, Incorporated, with respect to the shares of Common Stock directly owned by SCF-III, L.P. and SCF-IV, L.P.; (iii) SCF-II, L.P., with respect to the shares of Common Stock directly owned by SCF-III, L.P.; (iv) SCF-IV, G.P., Limited Partnership, with respect to the shares of Common Stock directly owned by SCF-IV, L.P.; (v) SCF-III, L.P., with respect to the shares of Common Stock directly owned by it; and (vi) SCF-IV L.P., with respect to the shares of Common Stock directly owned by it.

(b) The address of the principal business office of the parties referred to in paragraph (a) of this Item 2 is 600 Travis, Suite 6600, Houston, Texas 77002.

(c) L.E. Simmons is a United States citizen. L.E. Simmons & Associates, Incorporated is a corporation organized under the laws of the State of Delaware. SCF-III, L.P., SCF-IV, L.P., SCF-II, L.P., and SCF-IV, G.P., Limited Partnership are limited partnerships organized under the laws of the State of Delaware.

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 678026-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(b) OR SECTION 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)    [  ]  Broker or dealer registered under Section 15 of the Act.
         (b)    [  ]  Bank as defined in section 3(a)(6) of the Act.
         (c)    [  ]  Insurance company as defined in section 3(a)(19) of the
                      Act.
         (d)    [  ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940.
         (e)    [  ]  An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E).
         (f)    [  ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
         (g)    [  ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G).
         (h)    [  ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.
         (i)    [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j)    [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

A.       SCF-III, L.P.

         (a)    Amount Beneficially Owned:  21,825,275

         (b)    Percent of Class:  45.3%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  0

                (ii)     shared power to vote or to direct the vote:  21,825,275

                (iii)    sole power to dispose or to direct the disposition of:  0

                (iv)     shared power to dispose or to direct the disposition of:  21,825,275

B.       SCF-II, L.P.(1)

         (a)    Amount Beneficially Owned:  21,825,275

         (b)    Percent of Class:  45.3%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  0

                (ii)     shared power to vote or to direct the vote:  21,825,275

                (iii)    sole power to dispose or to direct the disposition of:  0

                (iv)     shared power to dispose or to direct the disposition of:  21,825,275

C.       SCF-IV, L.P.

         (a)    Amount Beneficially Owned:  8,645,085

         (b)    Percent of Class:  17.9%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  0

                (ii)     shared power to vote or to direct the vote:  8,645,085

                (iii)    sole power to dispose or to direct the disposition of:  0

                (iv)     shared power to dispose or to direct the disposition of:  8,645,085

D.       SCF-IV, G.P., Limited Partnership(2)

         (a)    Amount Beneficially Owned:  8,645,085

         (b)    Percent of Class:  17.9%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  0

                (ii)     shared power to vote or to direct the vote:  8,645,085

                (iii)    sole power to dispose or to direct the disposition of:  0

                (iv)     shared power to dispose or to direct the disposition of:  8,645,085

E.       L.E. Simmons & Associates, Incorporated(3)

         (a)    Amount Beneficially Owned:  30,470,360

         (b)    Percent of Class:  63.2%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  0

                (ii)     shared power to vote or to direct the vote:  30,470,360

                (iii)    sole power to dispose or to direct the disposition of:  0

                (iv)     shared power to dispose or to direct the disposition of:  30,470,360

F.       L.E. Simmons(4)

         (a)    Amount Beneficially Owned:  30,471,710

         (b)    Percent of Class:  63.2%

         (c)    Number of shares as to which the person has:

                (i)      sole power to vote or to direct the vote:  1,350

                (ii)     shared power to vote or to direct the vote:  30,470,360

                (iii)    sole power to dispose or to direct the disposition of:  1,350

                (iv)     shared power to dispose or to direct the disposition of:  30,470,360

----------

1. Includes 21,825,275 shares of Common Stock owned directly by SCF-III, L.P. SCF-II, L.P., the general partner of SCF-III, L.P., has the power to direct the affairs of SCF-III, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-III, L.P.

2. Includes 8,645,085 shares of Common Stock owned directly by SCF-IV, L.P. SCF-IV, G.P., Limited Partnership, the general partner of SCF-IV, L.P., has the power to direct the affairs of SCF-IV, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-IV, L.P.

3. Includes 30,470,360 shares of Common Stock owned directly by SCF-III, L.P. and SCF-IV, L.P. L.E. Simmons & Associates, Incorporated, the general partner of SCF-II, L.P. and SCF-IV, G.P., Limited Partnership, has the power to direct the affairs of SCF-II, L.P. and SCF-IV, G.P., Limited Partnership, including decisions respecting the voting and disposition of the shares of Common Stock of Oil States International, Inc. held by SCF-III, L.P. and SCF-IV, L.P.

4. Includes (i) 30,470,360 shares of Common Stock beneficially owned by L.E. Simmons & Associates, Incorporated and (ii) 1,250 shares of Common Stock acquirable upon exercise of options within 60 days. L.E. Simmons is the President and sole stockholder of L.E. Simmons & Associates, Incorporated and in that capacity may be deemed to beneficially own all of the securities of Oil States International, Inc. beneficially owned by L.E. Simmons & Associates, Incorporated.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002

                               SCF-III, L.P.
                               By: SCF-II, L.P.
                                   By: L.E. Simmons & Associates, Incorporated

                                       By:  /s/ Anthony DeLuca
                                            ------------------------------------
                                            Anthony DeLuca, Managing Director



                               SCF-II, L.P.
                               By: L.E. Simmons & Associates, Incorporated

                                       By:  /s/ Anthony DeLuca
                                            ------------------------------------
                                            Anthony DeLuca, Managing Director



                               SCF-IV, L.P.
                               By: SCF-IV, G.P., Limited Partnership
                                   By: L.E. Simmons & Associates, Incorporated

                                       By:  /s/ Anthony DeLuca
                                            ------------------------------------
                                            Anthony DeLuca, Managing Director



                               SCF-IV, G.P., LIMITED PARTNERSHIP
                               By: L.E. Simmons & Associates, Incorporated

                                       By:  /s/ Anthony DeLuca
                                            ------------------------------------
                                            Anthony DeLuca, Managing Director



                               L.E. SIMMONS & ASSOCIATES, INCORPORATED


                               By:      /s/ Anthony DeLuca
                                  ------------------------------------
                                    Anthony DeLuca, Managing Director



                               L.E. SIMMONS

                                      /s/ L.E. Simmons
                               ---------------------------------
                                L.E. Simmons, individually

                                  EXHIBIT INDEX

1. Joint Filing Agreement dated February 13, 2002 by and among SCF-III, L.P., SCF-II, L.P., SCF-IV, L.P., SCF-IV, G.P., Limited Partnership, L.E. Simmons and Associates, Incorporated, and L.E. Simmons